Adopted March 22, 2021

INSIDER TRADING POLICY OF
NUVVE HOLDING CORP.
The Board of Directors of Nuvve Holding Corp. (the “Company”) has adopted this Insider Trading Policy (this “Policy”) for directors, officers, employees and consultants of the Company and its subsidiaries with respect to the trading of the Company’s securities, as well as the securities of publicly-traded companies with whom the Company and/or its subsidiaries have a business relationship.
United States federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel. It is important that Insiders understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe.
This Policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is an Insider’s obligation to understand and comply with this Policy.
Scope of Policy
Persons Covered. This Policy applies to all directors, officers, employees and consultants of the Company or its subsidiaries (an “Affiliated Person”). The same restrictions that apply to an Affiliated Person also apply to the Affiliated Person’s family members who reside with th Affiliated Person, anyone else who lives in the Affiliated Person’s household and any family members who do not live in the Affiliated Person’s household but whose transactions in the Company’s securities are directed by the Affiliated Person or are subject to the Affiliated Person’s influence or control (such as parents or children who consult with the Affiliated Person before they trade in the Company’s securities). This Policy also applies to any entities that the Affiliated Person influences or controls, including any corporations, partnerships or trusts. These people and entities are sometimes referred to in this Policy, collectively, as the “Insiders.”
Companies Covered. The prohibition on insider trading in this Policy is not limited to trading in the Company’s securities. It includes trading in the securities of other firms, such as customers or suppliers of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other firms.

Transactions Covered. This Policy applies to all transactions in the Company’s securities, except as otherwise set forth herein, including purchases and sales of shares, derivative securities such as put and call options or swaps relating to the Company’s securities, and convertible debentures or preference shares.
Transactions Not Covered. This Policy’s trading restrictions generally do not apply to the following transactions, except as specifically noted:
Option Exercises. This Policy does not apply to the exercise of Company stock options for cash or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of the underlying shares or to a cashless exercise of the stock option, as this entails selling a portion of the underlying shares to cover the costs of exercise.
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which an Insider elects to have the Company withhold shares to satisfy withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
Transactions Not Involving a Purchase or Sale of Company Securities. Bona fide gifts of securities are not transactions subject to this Policy.
Additional Restrictions and Guidance on Certain Transactions. The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions:
Short-Term Trading. Short-term trading of the Company’s securities may be distracting to the person and may unduly focus the person on the Company’s short-term market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases the Company’s securities in the open market may not sell any of the Company’s securities of the same class during the six months following the purchase (or vice versa).
Short Sales. Short sales of the Company’s securities (i.e., the practice of selling borrowed shares of stock on the open market with the intent of buying the shares back for a lower price) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales by Insiders of the Company’s securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits officers and directors from engaging in short sales.

Publicly-Traded Options. Given the relatively short term nature and expiry of publicly- traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus such a person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, Insider transactions of Company securities in put options, call options or other derivative securities (not including the Company’s publicly traded rights or warrants), on an exchange or in any other organized market, are prohibited by this Policy.
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own the Company’s securities obtained through employee benefit plans or otherwise but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, directors, officers and employees are prohibited from engaging in any such hedging transactions.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, directors, officers and other employees are prohibited from holding the Company’s securities in a margin account or, unless an exception is granted pursuant to this Policy, otherwise pledging the Company’s securities as collateral for a loan.
Policy Statement
No Trading on Material Nonpublic Information. Insiders may not trade in the Company’s securities, directly or through family members or other persons or entities, while in possession of material information about the Company which is not publicly available. This restriction on trading does not apply to transactions made under a trading plan (described below) that has been adopted pursuant to Rule 10b5-1(c) promulgated under the Exchange Act, and that has been approved in writing by the Chief Financial Officer or General Counsel of the Company (an “approved Rule 10b5-1 trading plan”).
Insiders have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while in possession of material nonpublic information. Insiders are responsible for making sure that they comply with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy also comply with this Policy. In all cases, the responsibility for determining whether an Insider is in possession of material nonpublic information rests with the Insider, and any action on the part of the Company, the Chief Financial Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an Insider from liability under applicable securities laws.
No Tipping. An Insider may not pass on material nonpublic information to others or recommend to anyone the purchase or sale of any securities when the Insider is aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though the Insider personally did not trade or gain any benefit from another’s trading.
Trading Restricted to “Window” Periods. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading while in possession of material nonpublic information, unless an Insider has entered into an approved Rule 10b5-1 trading plan, as described below, an Insider will be prohibited from buying and selling Company securities at all times, except during specified “window” periods. A window period begins on the third (3rd) trading day after the public release by the Company of any financial or other material information and ends fifteen (15) calendar days prior to the end of the then current quarter. Insiders will be notified by the Chief Financial Officer of the commencement and duration of window periods. Even within the designated window periods, trading will be permitted only if no development of major importance remains unannounced.
Pre-clearance Procedures for Covered Persons. An Insider may not engage in any transaction involving the Company’s securities, including entry into an approved Rule 10b5-1 trading plan (but not purchases or sales in accordance with an existing approved Rule 10b5-1 trading plan), without first obtaining pre-clearance of the transaction in writing from the Company’s Chief Financial Officer or General Counsel. A request for pre-clearance should be submitted at least two (2) business days in advance of the proposed transaction(s).
No Violation of Securities Laws. No Insider may offer or sell the Company’s securities in violation of the registration requirements of the United States federal or any applicable state securities laws. The Company’s General Counsel must be consulted prior to any contemplated sale of the Company’s securities under an exemption from registration, such as Securities and Exchange Commission (the “SEC”) Rule 144, which may involve complex legal issues and impose reporting requirements on certain senior corporate officers and directors.
Future Evaluation of Transactions. If securities transactions ever become the subject of scrutiny, they are likely to be viewed with the benefit of hindsight. As a result, before determining to engage in a securities transaction, an Insider should carefully consider how the transaction might be viewed in the future. Any questions or uncertainties regarding this Policy should be directed to the Company’s Chief Financial Officer or General Counsel.
Exception for Approved 10b5-1 Trading Plans
Trades in the Company’s securities that are executed pursuant to an approved Rule 10b5-1 trading plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in this Policy or to the restrictions set forth above relating to window periods and pre-clearance procedures.

SEC Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a Rule 10b5-1 trading plan must be entered into when the person is not aware of material nonpublic information. Once the plan is adopted, a person must not exercise any influence over the number or dollar amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate full discretion on those matters to an independent third party.
The Company requires that all Rule 10b5-1 trading plans be approved in writing in advance by the Chief Financial Officer or General Counsel. Rule 10b5-1 trading plans generally may only be adopted during a window period and may only be adopted during a time that the person adopting the plan is not aware of any material nonpublic information.
Definition of Material Nonpublic Information
Material nonpublic information includes information that is not available to the public at large which could affect the market price of the security and to which a reasonable investor would attach importance in deciding whether to buy, sell or retain the security. Insiders should assume that information is material if an investor might consider it important in deciding whether to buy or sell securities, even if the information by itself would not determine an investor’s decision.
Information is considered available to the public only after it has been released to the public through appropriate channels (e.g., by means of a press release or a public statement by a senior officer) and enough time has elapsed to permit the securities market to absorb and evaluate the information Insiders should assume a full three trading days after release.
Whether information is material is always a question of fact. Common examples of information that frequently will be regarded as material are:
•news of a significant pending transaction such as a proposed merger or other acquisition, joint venture, tender offer, major sale of assets or disposition of a subsidiary, division or business;
•unannounced or unexpected results of operations or financial projections;
•changes to previously announced earnings guidance or the decision to suspend earnings guidance;
•major events regarding the Company’s securities, including changes in dividend policies, the declaration of a share split or the offering of additional securities or other major financing transactions;
•the establishment of a purchase program by the Company for the Company’s securities;
•changes in directors or senior management;
•changes in the Company’s auditors or a notification that the auditor’s report may no longer be replied upon;

•significant related party transactions;
•introductions of new products, processes or services;
•impending bankruptcy or financial liquidity problems;
•pending or threatened significant litigation or the resolution of such litigation; or
•the gain or loss of major commercial and other contracts, orders, suppliers, customers or finance sources.
Of course, there are numerous other examples of material information and the determination will necessarily depend on the circumstances existing at the time.
Post-Termination Transactions
This Policy continues to apply to Insiders’ transactions in the Company’s securities even after they have terminated employment or the rendering of other services to the Company or a subsidiary. If an Insider is aware of material nonpublic information when his or her employment or service relationship terminates, the Insider may not trade in Company securities until that information has become public or is no longer considered to be material.
Unauthorized Disclosure
Maintaining the confidentiality of information of the Company is essential for competitive, security and other business reasons, as well as to comply with securities laws. Insiders should treat all information they hear about the Company or its business plans in connection with their employment or other affiliation with the Company as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and the Insider to significant risk of investigation and litigation.
The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to Insiders, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.
Exceptions
The terms of the Company’s insider trading policy described above shall be strictly adhered to. Exceptions to this policy may be made only under certain limited circumstances, and only with the prior written approval of the Company’s Chief Financial Officer or General Counsel.
Section 16 Insiders
In addition to the general prohibition on insider trading, directors and “executive officers” of a public company, as well as persons owning 10% or more of the shares of the company, also are subject to the reporting and profit recapture provisions of Section 16 of the Exchange Act, which impose special filing requirements and potential sanctions (including disgorgement of profits) on these persons for certain trades, regardless of whether they actually traded on inside information. In general, “executive officers” are the senior corporate officers of a public company. Unless an Insider has been notified by the Company that he or she falls into the category of an executive officer, the Insider should assume that he or she is not. An Insider may fall into that category in the future, in which case the Insider will be notified by the Company and advised of his or her legal obligations. Directors are always subject to the provisions of Section 16.
Sales of Unregistered Securities
United States federal law provides that securities can be sold only if they have been registered with the SEC or an exemption from the registration requirements is available. Generally, any Company securities purchased in open-market transactions can be freely resold (subject, of course, to the restrictions on insider trading described in this policy and, for executive officers and directors, compliance with the reporting and other requirements of Rule 144 and Section 16, which are not eliminated by the adoption of a Plan). Shares received upon exercise of stock options may or may not be freely sold at the time of the exercise (they may be registered and freely sold but that is not always the case). If the shares underlying an Insider’s options are not registered with the SEC, the Insider may be permitted to sell them under SEC Rule 144; however, Rule 144 requires that a number of pre-conditions to sale be met, including that the shares be held for certain periods of time after they are purchased, certain volume restrictions, simultaneous reporting on Form 144 and limitations on the manner of sale. In addition, all resales of option shares by “affiliates” of the Company (as defined in Rule 144 to include any director, executive officer or 10% stockholder) – even shares that have been registered with the SEC on a Form S-8 – will be subject to certain of the Rule 144 conditions (but not the holding period). The rules on sales of unregistered shares under Rule 144 are rather complex and Insiders are urged to contact the Company’s General Counsel if they have any question regarding their ability to sell Company shares.
Violations of Law and Policy
Violation of United States federal laws against insider trading and selling unregistered securities is a crime and may subject the violator to severe criminal and civil penalties, including imprisonment and substantial fines. In addition, violation of those laws and the Company’s policy described above is grounds for immediate termination of employment or service. The Company will cooperate with the appropriate government authorities in any investigation of insider trading by the Insiders or others.
Inquiries
Compliance with this policy is of the utmost importance both for Insiders and for the Company. If an Insider has any questions about this policy or any particular trading activity in which the Insider would like to engage, the Insider should contact the Company’s Chief Financial Officer or General Counsel. An Insider should not try to resolve uncertainties on his or her own, as the rules relating to insider trading are often complex, not always intuitive, and carry severe consequences.

ACKNOWLEDGMENT AND CERTIFICATION
The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy and understands that he or she is deemed an Insider of the Company. The undersigned has read and understands (or has had explained to him/her) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of non-public information.

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